EXHIBIT 23 (D) (15)
                                                             -------------------

                   THE DLB STEWART IVORY EMERGING MARKETS FUND

                         INTERIM SUB-ADVISORY AGREEMENT
                         ------------------------------

         Interim Sub-Advisory Agreement executed as of March 20, 2000 between DAVID L. BABSON AND COMPANY INCORPORATED (the "Manager") and BABSON-STEWART IVORY INTERNATIONAL (the "Sub-Adviser").

                              W I T N E S S E T H:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE MANAGER.

         (a) Subject always to the control of the Trustees of The DLB Fund Group (the "Trust"), a Massachusetts business trust, and to such policies as the Trustees or the Manager, as the case may be, may determine, the Sub-Adviser will, at its expense, (i) furnish continuously an investment program for the DLB Stewart Ivory Emerging Markets Fund (the "Fund") and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of its portfolio securities and (ii) furnish office space and equipment and provide bookkeeping and clerical services (excluding determination of net asset value, shareholder accounting services and fund accounting services). In the performance of its duties, the Sub-Adviser will comply with the provisions of the Agreement and Declaration of Trust and By-laws of the Trust and the Fund's stated investment objective, policies and restrictions.

         (b) In placing orders for the portfolio transactions of the Fund, the Sub-Adviser will seek the best price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser shall consider all factors it deems relevant, including, without limitation, the overall net economic result to the Fund (involving price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future and the financial strength and stability of the broker. Subject to such policies as the Trustees or the Manager, as the case may be, may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the

Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

         (c) The Sub-Adviser shall not be obligated under this Agreement to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Sub-Adviser pursuant to this Section 1 other than as provided in Section 3.

2.       OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlling, controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlling, controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that the Sub-Adviser and persons controlling, controlled by or under common control with the Sub-Adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses; provided, however, that without the prior consent of the Manager, neither the Sub-Adviser nor any of its affiliates shall undertake to act as investment adviser or sub-adviser for any U.S. registered investment company that has substantially similar investment policies to the Fund.

3.       COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER.

         The Manager will pay to the Sub-Adviser as compensation (the "Compensation") for the Sub-Adviser's services rendered, for the facilities furnished and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee, computed and paid monthly at the annual rate of 0.875% of the Fund's average daily net asset value. Such average daily net asset value of the Fund shall be determined by taking an average of all of the determinations of such net asset value during such month while this Agreement is in effect. Such fee shall be payable for each month within five (5) business days after the end of such month.

         In the event that expenses of the Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Trust are qualified for offer and sale, the Compensation due the Sub-Adviser for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof. In the event that the expenses of the Fund exceed any expense limitation which the Sub-Adviser may, by written notice to the Manager, voluntarily declare to be effective with respect to the Fund, subject to such terms and conditions as the Sub-Adviser may prescribe in such notice, the Compensation due the Sub-Adviser shall be reduced, and, if necessary, the Sub-Adviser shall bear the Fund's expenses to the extent required by such expense limitation.

         If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

         Further:

         (a) The Compensation shall be held in an interest-bearing escrow account with Investors Bank & Trust Company pursuant to an escrow letter substantially in the form attached hereto;

         (b) If a majority of the Fund's outstanding voting securities approve a new Sub-Advisory Agreement with the Sub-Adviser before 150 days after March 20, 2000, the amount in the escrow account (including interest earned thereon) with respect to such Fund shall be paid to the Sub-Adviser; and

         (c) If a majority of the Fund's outstanding voting securities do not approve a new Sub-Advisory Agreement with the Sub-Adviser, the Sub-Adviser shall be paid, from the escrow account, the lesser of an amount equal to:

                  (1) any costs incurred in performing this Agreement (plus
                      interest earned on that amount in the escrow account) or

                  (2) the total amount in the escrow account (plus interest
                      earned thereon).

4.       ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

         This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Management Contract between the Manager and the Trust relating to the Fund shall have terminated for any reason; and this Agreement shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Sub-Adviser.

5.       EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

         This Agreement shall become effective on March 20, 2000 with respect to the Fund and will continue in effect until a new Sub-Advisory Agreement between the Manager and the Sub-Adviser is approved by the shareholders of the Fund or for 150 days, whichever is sooner.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, on ten days' written notice to the Sub-Adviser, or by the Sub-Adviser on sixty days' written notice to the Trust. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act).

6.       CERTAIN INFORMATION.

         The Sub-Adviser shall promptly notify the Manager in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Trust, (b) the Sub-Adviser shall be disqualified from serving as investment adviser to the Fund pursuant to Section 9 of the 1940 Act, or otherwise, (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding or inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (d) there is a change in control of the Sub-Adviser or any parent of the Sub-Adviser within the meaning of the 1940 Act or (e) there is a material adverse change in the business or financial position of the Sub-Adviser.

7.       CERTAIN DEFINITIONS.

         For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Agreement, the terms "affiliated person", "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the phrase "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

8.       NONLIABILITY OF THE SUB-ADVISER.

         In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

9.       EXERCISE OF VOTING RIGHTS.

         Except as instructed otherwise by the Trustees of the Trust or the Manager, the Sub-Adviser shall at its discretion exercise or procure the exercise of any voting right attaching to investments of the Fund.

10.      NAME "STEWART IVORY."

         The Manager and the Sub-Adviser agree that the name "Stewart Ivory" may only be used as part of the name of the Fund for so long as this Agreement shall remain in full force. The Manager agrees that upon any termination of this Agreement it will promptly inform the Trust of such termination.

11.      LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

         A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, David L. Babson and Company and Babson-Stewart Ivory International have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

                                    DAVID L. BABSON AND COMPANY INCORPORATED


                                    By_______________________________
                                         DeAnne B. Dupont
                                         Senior Vice President


                                    BABSON-STEWART IVORY INTERNATIONAL


                                    By_______________________________
                                         Stephen B. O'Brien
                                         Managing Director

Accepted and agreed to as of the day and year first above written:

THE DLB FUND GROUP,
on behalf of its
DLB Stewart Ivory Emerging Markets Fund


By________________________
     Frank  L. Tarantino
     President